ENTERPRISE FUNDING CORPORATION
     c/o MERRILL LYNCH MONEY MARKETS, INC.
     World Financial Center - South Tower
     225 Liberty Street
     New York, New York   10281

May 11, 1995


Mr. James E. Glasscock
Executive Vice President & CFO
Proffitt's, Inc./McRae's, Inc.
Highway 80-West
Jackson, Mississippi  39209

Dear Jim:

At your request, Enterprise Funding Corporation (the "Company") hereby agrees to amend the Transfer and Administration Agreement between the Company and McRae's, Inc. dated January 27, 1993
(incorporating all amendments to date, the "Agreement") as follows:

In Section 9.01, clause (19) of the Agreement, subparagraph (i) shall be deleted in its entirety and replaced by the following:

     (i) Proffitt's, Inc. permits the sum of Consolidated Tangible Net Worth and Consolidated Subordinated Debt at any time to be less than (x) $210,000,000, at any time from March 31, 1994 until (but excluding) the last day of fiscal quarter immediately following the fiscal quarter in which March 31, 1994 occurs, and (y) as of the last date of the fiscal quarter immediately following the fiscal quarter in which March 31, 1994 occurs and of each succeeding fiscal quarter of Proffitt's, Inc. (each such fiscal quarter in which such last day occurs being a "Prior Period") and until (but excluding) the last day of the fiscal quarter of Proffitt's, Inc. immediately following the Prior Period, the sum of (A) the amount of Consolidated Tangible Net Worth and Consolidated Subordinated Debt required to be maintained pursuant to this subsection during the Prior Period plus (B) an amount equal to one hundred percent (100%) of the Net Proceeds of each sale of capital stock or other equity interest (including those instruments and securities exchangeable, convertible, or exercisable into capital stock or other equity interests) in Proffitt's, Inc. or any Subsidiary during the Prior Period, plus (C) an amount equal to one hundred percent (100%) of the Net Proceeds of each sale of Consolidated Subordinated Debt during the Prior Period, plus (D) an amount equal to seventy-five percent (75%) of Consolidated Net Income of Proffitt's, Inc. or any Subsidiary (without deduction for any negative Consolidated Net Income) during the Prior Period.

The Transferor hereby represents and warrants that the representations and warranties of the Transferor set forth in
Section 3.01 of the Agreement are true and correct as of the date hereof (except those representations and warranties set forth therein which specifically relate to an earlier date).

All other terms and conditions of the Agreement not amended by this letter agreement shall remain unchanged and in full force and effect. This letter agreement shall be considered effective as of December 12, 1994.

Please signify your concurrence with this amendment to the Agreement by signing the enclosed duplicate original of this letter and returning it to Michelle M. Heath, NationsBank Investment
Banking, NationsBank Corporate Center - 10th Floor, 100 N. Tryon
Street, Charlotte, North Carolina 28255.

Sincerely,

ENTERPRISE  FUNDING  CORPORATION



By:
Name:   Thomas S. Dunstan
Title:     Vice President



ACCEPTED AND AGREED this 28th day of May,  1995

MCRAE'S, INC.



By:
Name:    James E. Glasscock
Title:   Executive Vice President & CFO